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                                                                    Exhibit 99.2
                                                                    ------------
                                                           For Immediate Release
                                                           ---------------------


       THE LEARNING COMPANY, INC. COMPLETES ACQUISITION OF MINDSCAPE, INC.

         March 27, 1998

         CAMBRIDGE, Mass., THE LEARNING COMPANY, INC. (NYSE:TLC), announced today that it has completed the previously-announced acquisition of Mindscape, Inc., a leading publisher of education, productivity and entertainment software, from certain affiliates of Pearson plc. The Learning Company purchased Mindscape for a purchase price of $150 million.

         Mindscape, Inc., based in Novato, Calif., is the publisher of many award winning productivity, reference and educational titles including Mavis Beacon Teaches Typing, The Complete National Geographic Collection, Print Master Platinum, Chessmaster 5500 and The Princeton
         Review: Inside the SAT & ACT. Mindscape had revenues of approximately $130 million in its most recent year ended December 31, 1997.

         The Learning Company, Inc. (NYSE:TLC) develops, publishes and markets a family of premium software brands that educate across every age, from young children to adults. The company's products are sold in more than 23,000 retail stores in North America and through multiple distribution channels including school sales, online, direct marketing and OEM. The company also develops, publishes and distributes products internationally through subsidiaries in France, Germany, the United Kingdom, Holland and Japan, and with distributors throughout Europe, Latin America and the Pacific Rim. The company's corporate headquarters are located at One Athenaeum Street, Cambridge, Mass. 02142; telephone
         (617) 494-1200; fax (617) 494-1219. The corporate Web site is located at www.learningco.com, and Customer Service can be reached at (617) 494-5700.

         NOTE: All trademarks and registered trademarks are properties of their respective holders.

For additional information contact:

                  John Suske
                  Investor Relations
                  The Learning Company, Inc.
                  (617) 494-5816
                  jsuske@learningco.com

                  R. Scott Murray
                  Executive Vice President and
                  Chief Financial Officer
                  The Learning Company, Inc.
                  (617) 494-5861
                  smurray@learningco.com

                  Susan Getgood
                  Director of Corporate
                    Communications
                  The Learning Company, Inc.
                  (617) 494-1200
                  sgetgood@learningco.com